WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stephen A. Fowle

January 24, 2008	(302) 571-6833

WSFS REPORTS FULL YEAR 2007 EPS OF $4.49, AN $0.08 INCREASE OVER 2006; WSFS REPORTS QUARTERLY EPS OF $1.11, $0.01 OVER 2006

NONPERFORMING ASSETS REMAIN STEADY; 2007 NET CHARGE-OFFS LOW AT 16 BASIS POINTS; LOAN LOSS RESERVE IS STRENGTHENED

CAPITAL STRENGTHENED WHILE COMPANY CONTINUES SHARE REPURCHASE PROGRAM AND INCREASED DIVIDEND BY 25% OVER 2006

WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, reported net income for the full year of 2007 of $29.2 million, or $4.49 per diluted share, compared to $30.4 million, or $4.41 in 2006. Net income for the fourth quarter of 2007 was $7.1 million, or $1.11 per diluted share, compared to $7.6 million or $1.10 in the fourth quarter of 2006.

Highlights include:

•	Commercial loans increased a strong 17%, or a $225.3 million increase from 2006.
•	Customer deposits increased 10%, or $135.5 million more than 2006. This included an increase in demand deposit accounts of $38.7 million, or 9%.
•	Noninterest income of $48.2 million increased 20% over 2006.
•	The Company strengthened its loan loss reserve by providing $3.2 million for loan losses in the fourth quarter, due to strong loan growth and a deteriorating credit environment.
•	Nonperforming assets of $16.8 million, or 0.53% of assets, remained steady in comparison to the previous quarter of $16.4 million and 0.53%. Net charge-offs of

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

0.16% of loans for 2007 is below industry averages and is returning to more historical levels for WSFS.

•	WSFS remained above “well-capitalized” levels by all regulatory measures.
•	The Company continued its share repurchase program, by repurchasing 50,500 shares of its common stock during quarter, and 564,100 or 8% of its common stock during 2007.

Notable events for the fourth quarter:

•

The Company completed the sale of its former headquarters building during the quarter. In conjunction with this sale, WSFS donated the N.C. Wyeth mural Apotheosis of the Family, which had been located in its former headquarters, to the Historical Society of Delaware. The Company recognized a benefit of $0.38 per share as a result of these related events.

•

WSFS recorded a $1.2 million, or $0.12 per share, expense related to the Visa antitrust lawsuit settlement with American Express and other pending Visa-related litigation. WSFS expects the proceeds from the anticipated share redemption for its ownership interest in Visa’s planned initial public offering will be applied to this charge.

•	Operating expenses, excluding the Visa charge, decreased in comparison to the third quarter of 2007.

CEO outlook and commentary

Mark A. Turner, WSFS’ President and CEO said, “We continue to make significant progress in many areas of our core business. Once again our customer surveys rank us “world class” in customer engagement and we believe our stellar service model has allowed us to continue to win market share from our competitors. Above-average loan growth and fee income growth are evidence of this success. Additionally, our deposit growth included strong increases in core deposits, exceeding recent industry trends.”

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Mr. Turner continued, “While we face some of the same headwinds as the rest of the industry regarding credit quality, we believe we have planned for, and are actively responding to, these challenges. Importantly, Delaware’s relatively stable and well-diversified economy should help us as we respond to these challenges. Over the past few years we have prepared for credit challenges by: limiting our exposure to construction and land development (CLD) loans as we anticipated an end to the expansion in housing prices; diversifying our loan portfolio; and increasing the monitoring of problem loans. These steps supplement the prudent underwriting of our portfolio and the benefits of knowing our customers. The advantages of our actions include:

•	Of our $2.2 billion loan portfolio, only $252.2 million, or 11% are CLD loans and only $168.1 million, or 8%, are residential CLD.
•

We have further increased the level of diversification in our portfolio so that, as of December 31, 2007: no single industry represents more than 10% of the commercial and industrial (C&I) portfolio; no property-type represents more than 18% of our commercial real estate (CRE) portfolio; and no county exposure represents more than 17% of our CLD portfolio.

•

Our $452.6 million residential mortgage portfolio includes only $17.4 million in subprime loans. Most of our subprime portfolio is well seasoned, as is evidenced by our low charge-off and delinquency ratios. Net charge offs in this portfolio for the year were minimal at $41,000 or 23 basis points. Subprime delinquencies for the fourth quarter of 2007 were 6.15%. While December data is not yet available for the industry, our September subprime delinquencies compared very favorably to national averages. Our subprime delinquencies for September were 4.22% of subprime loans, or approximately one quarter of the national average of 16.68%, according to the Mortgage Bankers Association.

•

The rest of our mortgage portfolio’s delinquency rate also compares favorably to industry averages. For these loans, delinquencies for the fourth quarter of 2007 were 1.65%. Our September delinquencies of 1.72% are nearly half the national average of 3.25%.

•	We have increased our allowance for loan losses in each of the last eight quarters, with the provision exceeding net charge-offs. The allowance for loan losses stands at a healthy

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

1.32% of loans, compared to 1.13% for the banking industry as reported by the FDIC for the third quarter of 2007.

•

Our mortgage-backed securities portfolio is comprised of Agency and well-seasoned, high quality, AAA-rated securities. During the quarter, the market value of these securities improved by $3.3 million. Also, in connection with our reverse mortgage loan sale in 2002, we acquired one BBB-rated mortgage-backed security, with a current value of $12.4 million. This security is substantially over-collateralized. The underlying pool has been paying for years and performing better than expectations. The Company does not own any securities backed by subprime mortgages.

The measures we have taken strengthen the Bank’s credit position. We recognize that we have been subject to some of the same pressures facing the banking industry, including an increase in our delinquent loans, problem loans and charge-offs from the unsustainably low levels of recent years. During the quarter, our net charge-offs increased as we continued our diligent credit administration. This increase is largely due to the one large credit relationship we discussed last quarter. In all, we have appropriately and aggressively added to our loan loss reserves for these more challenging times.

In addition to increasing our reserve for loan losses, we also increased equity while we continued to return earnings to our shareholders through share repurchases, evidencing our strong position and faith in the Company’s future. We are more than well capitalized by regulatory definitions and we will continue to monitor and manage our capital levels prudently.

Finally, while the industry faces more challenging times, we believe our business model and balance sheet are strong, and we are well poised to continue our plans for growth and increased market share in 2008.”

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Fourth Quarter 2007 Discussion of Financial Results

Net interest income increased over 2006

Net interest income for 2007 was $82.0 million, an increase of $4.1 million from 2006. The net interest margin increased 11 basis points (0.11%) to 3.09% during 2007, from 2.98% reported in 2006.

Net interest income for the fourth quarter of 2007 was $20.7 million, an increase of $620,000 from the fourth quarter of 2006 and $611,000 greater than the third quarter of 2007. The net interest margin declined 7 basis points (0.07%) from 3.06% reported in the fourth quarter of 2006 and 5 basis points from the third quarter of 2007. The decrease in the net interest margin in comparison to the fourth quarter of 2006 was affected by a $303,000 (or 4 basis points of margin) decrease in income related to reverse mortgages.

The fourth quarter’s margin was adversely impacted by a flat to inverted yield curve, deposit pricing competition and short-term timing differences between our loan and funding repricing.

Total commercial loans increased 17% or $225.3 million from 2006

Commercial and commercial real estate (CRE) loans increased a strong $225.3 million, or 17% over 2006 levels. Total net loans were $2.2 billion at December 31, 2007, an increase of $213.4 million, or 11%, over December 31, 2006. WSFS has continued its strategy of building its commercial and consumer loans to realign the balance sheet toward higher yielding assets.

Commercial and CRE loans increased $63.3 million, or 4% (17% annualized) and consumer loans increased $10.6 million, or 4% (16% annualized) over September 30, 2007

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

levels. Total net loans increased $75.1 million, or 3% (14% annualized) over September 30, 2007.

The following table summarizes the current loan balances and composition compared to prior periods.

(Dollars in thousands)	At Dec. 31, 2007		At Sep. 30, 2007		At Dec. 31, 2006

	Amount	%	Amount	%	Amount	%
Commercial and CRE	$1,531,230	68%	$1,467,960	68%	$1,305,903	64%
Residential	452,612	20	450,364	21	476,915	24
Consumer	279,107	13	268,468	12	264,307	13
Allowance for loan losses	(29,811)	(1)	(28,768)	(1)	(27,384)	(1)
Net Loans	$2,233,138	100%	$2,158,024	100%	$2,019,741	100%

Asset quality

The Company recorded a provision for loan losses of $3.2 million in the fourth quarter of 2007 compared to $1.0 million in the fourth quarter of 2006 and $1.0 million in the third quarter of 2007. The provision was affected by: (1) continued significant growth in the Company’s loans; (2) migration of certain loans toward lower credit grades as the Company continues to assess its exposure in the current environment; partially offset by (3) a lower level of estimated losses for certain types of pass-grade loans resulting from an improvement in the methodology for estimating loan losses using historical data adjusted for current conditions and trends. The improvement in this methodology resulted in a reduction of approximately $3.5 million, net, from the method previously used.

Nonperforming assets as a percentage of total assets of 0.53% at December 31, 2007 remained constant with 0.53% also reported at September 30, 2007 and increased from 0.14% at December 31, 2006.

Net charge-offs for the full year of 2007 were 0.16% compared to 0.04% for 2006. Annualized net charge-offs in the fourth quarter of 2007 were 0.39% of average loans. This compares to 0.11% for the third quarter of 2007 and 0.08% for the fourth quarter of 2006. The

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

ratio of allowance for loan losses to total loans held steady at 1.32% at December 31, 2007, compared to 1.32% at September 30, 2007 and 1.34% at December 31, 2006.

Customer deposits increased 10% or $135.5 million from the fourth quarter of 2006

Total customer deposits (core deposits and customer time deposits) were $1.5 billion at December 31, 2007, an increase of $135.5 million, or 10%, over balances at December 31, 2006. This growth included a $65.7 million increase in core deposits. The increase in core deposits included $38.7 million, or 9%, in additional demand deposit accounts.

Customer deposits increased $30.4 million, or 2% (8% annualized) from September 30, 2007. This variance was mainly due to a $28.2 million increase in customer time deposits as well as a $17.7 million increase in non-interest bearing demand deposits, offset by declines in savings and money market accounts.

The following table summarizes the current customer deposit balances and composition compared to prior periods.

(Dollars in thousands)	At Dec. 31, 2007		At Sep. 30, 2007		At Dec. 31, 2006

	Amount	%	Amount	%	Amount	%
Non-interest demand	$290,423	20%	$272,678	19%	$276,338	21%
Interest bearing demand	171,363	12	172,680	12	146,719	11
Savings	196,571	13	203,560	14	226,853	17
Money market	303,930	20	311,132	21	246,645	18
Total core deposits	962,287	65	960,050	66	896,555	67
Customer time	516,910	35	488,735	34	447,151	33
Total customer deposits	$1,479,197	100%	$1,448,785	100%	$1,343,706	100%

Noninterest income grew $1.9 million, or 17%, over the fourth quarter of 2006

During the fourth quarter of 2007, the Company recorded noninterest income of $13.0 million, an increase of $1.9 million, or 17%, from the fourth quarter of 2006. This increase included a $1.1 million non-recurring gain related to the sale of the Company’s former

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

headquarters building. Excluding this gain, noninterest income increased by $833,000, or 8%. This increase is due to increases of $158,000 in deposit service charges and $153,000 in credit/debit card and ATM income. Also adding to the increase in noninterest income were $168,000 of fees from the Company’s reverse mortgage origination initiative, formed during the second half of 2006.

Noninterest income was $199,000 higher than the third quarter of 2007. This comparison includes the previously mentioned gain on the sale of the Company’s former headquarters building in the fourth quarter, and the $882,000 non-recurring gain on the sale of its credit card portfolio recorded during the third quarter. Excluding these items, noninterest income remained similar to the previous quarter and reflects some seasonality in business lines.

Excluding non-recurring gains, fee revenues represented a healthy 36% of total revenues compared to 35% during the fourth quarter of 2006 and 37% during the third quarter of 2007.

Noninterest expense increases reflect continued investment in the WSFS franchise

Noninterest expenses for the fourth quarter of 2007 totaled $22.1 million, which was $3.6 million, or 19% greater than the fourth quarter of 2006. During the fourth quarter the Company recorded the previously mentioned $1.2 million Visa litigation expense. The remainder of the increase is primarily attributable to the Company’s continued growth efforts. Marketing expenses increased $323,000 over the fourth quarter of 2006, primarily due to the multi-year brand campaign which started late in the third quarter of 2007. With the tag line “We Stand For Service,”TM the brand campaign leverages the Bank’s Stellar Service value proposition in a unique and memorable way.

Noninterest expenses increased $796,000, or 4%, over the third quarter of 2007. Excluding the charges related to the Visa expense, noninterest expense actually decreased $409,000, or 2%, compared to the third quarter of 2007. This included decreases to marketing expense of $264,000 and occupancy of $209,000. These decreases were partially offset by an

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

additional $320,000 or $0.03 per share of stock option expense for the immediate expensing of options granted to retirement-eligible Associates.

Income taxes

The Company recorded a $1.3 million income tax provision in the fourth quarter of 2007. This included a $1.7 million tax benefit resulting from the donation of the N.C. Wyeth mural Apotheosis of the Family. Excluding this tax benefit, the Company would have recorded a $3.0 million tax provision (reflecting a 35.5% effective tax rate) versus $4.0 million in the fourth quarter of 2006 (34.3% effective tax rate) and $3.4 million in the third quarter of 2007 (32.4% effective tax rate). The Company expects regular fluctuations in its effective tax rate.

Capital Management

During the fourth quarter of 2007, the Company strengthened its capital while returning a portion of its earnings to shareholders. The ratio of tangible equity to assets increased slightly to 6.50% at December 31, 2007, as equity increased $7.8 million over September 30, 2007. All regulatory capital levels are in excess of “well-capitalized” regulatory benchmarks, the regulators’ highest capital rating. The Tier 1 capital ratio was 11.11%, nearly double the 6.00% level required to be considered “well-capitalized” under regulatory definitions. Tangible book value per share increased to $33.71 at December 31, 2007, from $32.18 at September 30, 2007 and $31.58 at December 31, 2006. During the quarter the Company repurchased 50,500 shares of common stock at an average price of $53.36 per share. During the full year 2007, the Company repurchased 564,100 shares or 8%, of its common stock at an average price of $64.13. At December 31, 2007, the Company had 579,500 shares remaining under its current share repurchase authorization, or 9.4% of its 6.2 million outstanding shares.

The Board of Directors also declared a quarterly cash dividend of $0.10 per share. This dividend represents a 25% increase from that of the fourth quarter of 2006. This dividend will be paid on February 29, 2008, to shareholders of record as of February 15, 2008.

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS Financial Corporation is a $3.2 billionfinancial services company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, currently operates 29 retail banking offices in all three counties in Delaware, as well as Chester and Delaware Counties in Pennsylvania, providing full banking services under the WSFS Bank brand, and wealth management and personal trust services under Wilmington Advisors, a division of WSFS Bank. Other subsidiaries include: WSFS Investment Group, Inc. and Montchanin Capital Management, Inc. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at http://www.wsfsbank.com .

* * *

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

# # #

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months ended			Twelve Months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006
Interest income:
Interest and fees on loans	$40,911	$40,747	$38,624	$159,512	$143,629
Interest on mortgage-backed securities	6,200	5,799	6,455	24,237	28,444
Interest and dividends on investment securities	466	457	929	3,360	2,568
Other interest income	566	576	693	2,368	2,536
	48,143	47,579	46,701	189,477	177,177
Interest expense:
Interest on deposits	13,558	15,066	13,025	57,311	42,707
Interest on Federal Home Loan Bank advances	10,821	9,280	10,747	38,561	45,878
Interest on trust preferred borrowings	1,198	1,217	1,194	4,753	5,053
Interest on other borrowings	1,856	1,917	1,645	6,843	5,640
	27,433	27,480	26,611	107,468	99,278

Net interest income	20,710	20,099	20,090	82,009	77,899
Provision for loan losses	3,217	1,001	1,036	5,862	2,738

Net interest income after provision for loan losses	17,493	19,098	19,054	76,147	75,161

Noninterest income:
Credit/debit card and ATM income	4,988	5,205	4,835	19,750	18,835
Deposit service charges	4,026	3,937	3,868	15,419	12,250
Investment advisory income	670	603	578	2,465	2,399
Loan fee income	627	615	532	2,384	1,824
Bank owned life insurance income	627	543	565	2,269	3,976
Mortgage banking activities, net	(1)	68	6	217	225
Securities gains (losses)	82	—	—	82	(1,981)
Non-recurring gains, net	1,097	882	—	1,979	—
Other income	892	956	694	3,601	2,777
	13,008	12,809	11,078	48,166	40,305
Noninterest expenses:
Salaries, benefits and other compensation	11,214	11,347	10,567	43,662	39,369
Occupancy expense	2,078	2,287	1,474	8,280	5,508
Equipment expense	1,428	1,597	1,174	5,616	4,393
Data processing and operations expense	1,084	1,089	879	4,062	3,511
Marketing expense	1,019	1,283	696	3,911	2,713
Professional fees	709	646	721	2,662	2,070
Other operating expenses	4,597	3,084	3,042	13,654	11,750
	22,129	21,333	18,553	81,847	69,314

Income before adjustment for minority interest and taxes	8,372	10,574	11,579	42,466	46,152
Less minority interest	—	—	11	—	51
Income before taxes	8,372	10,574	11,568	42,466	46,101
Income tax provision	1,287	3,431	3,969	13,228	15,660
Net income	$7,085	$7,143	$7,599	$29,238	$30,441

Diluted earnings per share:
Net income	$1.11	$1.11	$1.10	$4.49	$4.41

Weighted average shares outstanding for diluted EPS	6,356,779	6,426,816	6,904,313	6,509,709	6,903,702

Performance Ratios:

Return on average assets (a)	0.90%	0.95%	1.02%	0.97%	1.03
Return on average equity (a)	13.56	14.02	14.25	14.14	15.42
Net interest margin (a)(b)	2.99	3.04	3.06	3.09	2.98
Efficiency ratio (c)	65.09	64.28	58.99	62.34	58.09
Noninterest income as a percentage of total revenue (b)	38.26	38.60	35.22	36.69	33.78

See “Notes”

WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	December 31,	September 30,	December 31,
	2007	2007	2006
Assets:
Cash and due from banks	$80,752	$69,948	$73,989
Cash in non-owned ATMs	185,707	168,162	166,092
Investment securities (d)(e)	28,272	27,530	54,491
Other investments	46,615	42,517	41,615
Mortgage-backed securities (d)	496,792	485,677	516,711
Net loans (f)(g)(n)	2,233,138	2,158,024	2,019,741
Bank owned life insurance	57,551	56,924	55,282
Other assets	72,669	74,996	69,475
Total assets	$3,201,496	$3,083,778	$2,997,396

Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$290,424	$272,678	$276,338
Interest-bearing deposits	1,188,773	1,176,107	1,067,368
Total customer deposits	1,479,197	1,448,785	1,343,706
Other jumbo CDs	98,758	93,580	111,388
Brokered deposits	249,206	268,724	301,254
Total deposits	1,827,161	1,811,089	1,756,348

Federal Home Loan Bank advances	898,280	798,560	784,028
Other borrowings	236,880	236,120	218,651
Other liabilities	28,256	34,901	26,256

Total liabilities	2,990,577	2,880,670	2,785,283

Minority interest	—	34	54

Stockholders' equity	210,919	203,074	212,059

Total liabilities, minority interest and stockholders' equity	$3,201,496	$3,083,778	$2,997,396

Capital Ratios:

Equity to asset ratio	6.59%	6.59%	7.07%
Tangible equity to asset ratio	6.50	6.49	7.00
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	8.62	8.68	9.25
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	11.11	11.10	12.42
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	12.27	12.22	13.54

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$16,137	$15,727	$3,832
Assets acquired through foreclosure	703	703	388
Total nonperforming assets	$16,840	$16,430	$4,220

Past due loans (i)	$575	$733	$251

Allowance for loan losses	$29,811	$28,768	$27,384

Ratio of nonperforming assets to total assets	0.53%	0.53%	0.14%
Ratio of allowance for loan losses to total gross
loans (j)	1.32	1.32	1.34
Ratio of allowance for loan losses to nonaccruing
loans (k)	180	172	705
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	0.39	0.11	0.08
Ratio of year-to-date net charge-offs
to average gross loans (a)(f)	0.16	0.08	0.04

See “Notes”

WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	December 31, 2007				September 30, 2007			December 31, 2006
	Average	Interest &	Yield/		Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate(a)(b)		Balance	Dividends	Rate(a)(b)	Balance	Dividends	Rate(a)(b)
Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$732,075	$14,272	7.80%		$697,945	$14,286	8.19%	$656,780	$ 13,938	8.49%
Residential real estate loans (n)	449,181	6,633	5.91		454,010	6,551	5.77	480,350	6,777	5.64
Commercial loans	776,442	14,995	7.70		721,080	14,707	8.13	627,892	12,888	8.21
Consumer loans	274,238	5,011	7.25		272,881	5,203	7.56	264,210	5,021	7.54
Total loans (n)	2,231,936	40,911	7.38		2,145,916	40,747	7.65	2,029,232	38,624	7.67
Mortgage-backed securities (d)	500,417	6,200	4.96		467,998	5,799	4.96	530,385	6,455	4.87
Investment securities (d)(e)	27,886	466	6.68		27,704	457	6.60	54,712	929	6.79
Other interest-earning assets	45,492	566	4.94		38,030	576	6.02	47,777	693	5.75
Total interest-earning assets	2,805,731	48,143	6.90		2,679,648	47,579	7.14	2,662,106	46,701	7.06

Allowance for loan losses	(28,754)				(28,503)			(27,093)
Cash and due from banks	68,510				64,834			66,701
Cash in non-owned ATMs	172,843				169,775			151,675
Bank owned life insurance	57,127				56,571			56,357
Other noninterest-earning assets	67,281				70,447			60,919
Total assets	$3,142,738				$3,012,772			$2,970,665

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$ 154,389	$400	1.03	$	$ 154,474	$401	1.03	$126,509	$254	0.80
Money market	309,807	2,723	3.49		313,825	3,057	3.86	247,489	2,318	3.72
Savings	200,220	359	0.71		208,811	437	0.83	233,392	615	1.05
Customer time deposits	499,061	5,939	4.72		490,133	5,848	4.73	434,395	4,942	4.51
Total interest-bearing customer deposits	1,163,477	9,421	3.21		1,167,243	9,743	3.31	1,041,785	8,129	3.10
Other jumbo certificates of deposit	97,442	1,242	5.06		94,535	1,268	5.32	100,667	1,365	5.38
Brokered deposits	227,372	2,895	5.05		299,337	4,055	5.38	261,714	3,531	5.35
Total interest-bearing deposits	1,488,291	13,558	3.61		1,561,115	15,066	3.83	1,404,166	13,025	3.68

FHLB of Pittsburgh advances	904,608	10,821	4.68		719,175	9,280	5.05	863,177	10,747	4.87
Trust preferred borrowings	67,011	1,198	7.00		67,011	1,217	7.11	67,011	1,194	6.97
Other borrowed funds	168,553	1,856	4.40		160,752	1,917	4.77	136,653	1,645	4.82
Total interest-bearing liabilities	2,628,463	27,433	4.17		2,508,053	27,480	4.38	2,471,007	26,611	4.31

Noninterest-bearing demand deposits	272,091				273,990			258,702
Other noninterest-bearing liabilities	33,221				26,884			27,665
Minority interest	33				34			51
Stockholders’ equity	208,930				203,811			213,240
Total liabilities and stockholders’ equity	$3,142,738				$3,012,772			$2,970,665

Excess of interest-earning assets
over interest-bearing liabilities	$177,268				$171,595			$191,099

Net interest and dividend income		$20,710				$20,099			$20,090

Interest rate spread			2.73%				2.76%			2.75%
Net interest margin			2.99%				3.04%			3.06%

See “Notes”

WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Stock Information:

Market price of common stock:
High	$ 67.97	$ 67.31	$ 68.00	$ 70.69	$ 68.00
Low	49.87	54.15	60.35	49.87	58.08
Close	50.20	62.40	66.93	50.20	66.93
Book value per share	34.20	32.67	31.93
Tangible book value per share	33.71	32.18	31.58
Number of shares outstanding (000s)	6,167	6,215	6,642

Other Financial Data:

One-year repricing gap to total assets (m)	(3.72)%	(1.12)%	(1.03)%
Weighted average duration of the MBS portfolio	2.8 years	3.3 years	2.9 years
Unrealized losses on securities available-for-sale, net of taxes	$ (3,405)	$ (6,724)	$ (8,012)
Number of associates (FTEs)	599	612	573
Number of branch offices	29	29	27
Number of WSFS owned ATMs	325	319	313

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Includes general reserves only.
(l)	Nonperforming loans are included in average balance computations.
(m)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n)	Includes loans held-for-sale.